Exhibit 99.1
PR07-01
FOR IMMEDIATE RELEASE: January 4, 2007
CANYON ACQUIRES BRIGGS ROYALTY AND OPTIONS NEVADA PROPERTIES
Golden, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to announce that it has entered into an Asset Exchange Agreement with various subsidiaries of Newmont Mining Corporation (“Newmont”) to acquire the 3% net smelter return (“NSR”) royalty held by Newmont on Canyon’s CR Briggs Mine in Inyo County, California. In addition, Canyon has entered into a Mineral Lease, Sublease and Agreement with Newmont to acquire an option on the Adelaide Gold Project in Humboldt County, Nevada and the Tuscarora Gold Project in Elko County, Nevada.
In exchange, Newmont will receive from Canyon certain mineral rights, surface leases, and facilities near Lincoln, Montana with associated intellectual property and Newmont will assume all associated reclamation liability. Canyon will retain a 3% NSR royalty on mineral rights provided by Canyon in this transaction, which may be reduced if the net of Newmont’s royalty and that of underlying landholders exceeds 5%. In addition, Canyon will retain ownership of its Seven-Up Pete Gold Project near Lincoln and will continue to pursue its takings suit against the State of Montana in relation to its previous holdings in the McDonald Project.
“This asset exchange adds value to Canyon by reducing the cost structure of any future operations at the Briggs Mine and it provides us with two significant properties on major mineral belts in northern Nevada. In addition, we retain a royalty position associated with the former McDonald Project and have reduced our outstanding asset retirement obligations,” states James Hesketh, President & CEO of Canyon. “The Adelaide and Tuscarora projects create the possibility for us to generate additional mine development opportunities, in addition to our Briggs, Reward, and Seven-Up Pete gold projects. This transaction represents a major step in building a strong future for Canyon.”
The Adelaide property, part of the Gold Run Mining District which has been active since the late 1870’s, is located in northeastern Humboldt County, Nevada, about 18 miles south-east of Winnemucca. Newmont controls 90 unpatented claims and 75 leased unpatented claims. Approximately 220 percussion and reverse circulation holes and 18 core holes have been drilled in several areas including the Adelaide-Crown and Margarite veins and the Robbers Knob area. The property is located at the projected intersection of the Getchell and Battle Mountain-Eureka gold trends. Lithology consists primarily of Cambrian Preble formation and the Ordovician Valmy formation separated by the Adelaide fault. The property has potential for Carlin style or sediment hosted gold deposits and epithermal gold-silver vein targets. This advanced exploration property has been the focus of exploration over the last 30 years by a number of companies including Rancher’s, Hecla, Getchell Gold, FMC, Homestake and later Franco Nevada and Newmont. Over the years, various estimates of mineralization and reserves have been announced on portions of this property, which will be the subject of Canyon’s initial review.
The Tuscarora mining district is located approximately 38 miles northwest of Elko in the Tuscarora Mountains in northeastern Nevada. It sits between the Carlin trend 22 miles to the south, Midas 30 miles to the west, and the Jerritt Canyon district 12 miles to the northeast. The Tuscarora project consists of 220 unpatented claims owned by Newmont and 17 unpatented claims leased from third parties and 560 acres of leased fee land. Gold and silver were first discovered at Tuscarora in 1876. Through 1916, the district recorded production of approximately 165,000 ounces of gold and 7.1 million ounces of silver from numerous vein deposits. In the late 1980s, Horizon Gold produced approximately 25,000 ounces of gold and 220,000 ounces of silver from a small open pit on an adjacent property exploiting a volcanic hosted, disseminated gold deposit. Gold and silver mineralization is related to a swarm of quartz—adularia veins hosted in Eocene volcanic rocks which compose part of the Mount Blitzen volcanic caldera complex. Epithermal gold and silver mineralization is widespread over an area of about 8 square miles, and occurs with numerous north and northeast trending quartz—adularia veins, vein-breccias and stockworks. Beginning in the 1980s, several companies explored the district for bulk minable gold deposits. More recent work by Newmont and others has concentrated on Midas style higher-grade, underground gold-silver vein targets. Most of the pediment, about half of the property position, remains to be evaluated for these targets. A substantial database of drillhole and geologic information exists for this property, which displays mineralized zones that may have either open pit or underground potential.
Canyon is required to spend a total of $3.0 million on both projects over five years to earn its interest in the properties, including a $250,000 minimum expenditure in the first year. Newmont retains a one time Venture Option at either property to enter into a joint venture with Canyon, whereby Newmont would hold 51% and Canyon a 49% interest. If Newmont exercises its Venture Option after Canyon completes a positive Feasibility Study on either property, Newmont must spend a minimum of 250% of Canyon’s expenditures to earn their 51% interest. If Newmont chooses to exercise their Venture Option prior to completion of a Feasibility Study, then Newmont must expend an amount equal to 400% of Canyon’s expenditures to earn their 51% interest. In the event that Newmont elects not to exercise its Venture Option on either property, then the property would be held by Canyon and Newmont would retain a 3% NSR royalty on the property, which may be reduced if the net of Newmont’s royalty and that of underlying landholders exceeds 5%.
About Canyon Resources
Canyon Resources, based in Golden, Colorado, was formed in 1979. The Company has a history of precious metals exploration success and can claim a number of significant discoveries. Canyon currently owns the Briggs Mine in California and is currently evaluating the re-start of that operation. Canyon is also evaluating the potential development of the Reward Gold Project in Nevada. For additional information on Canyon Resources and its projects please visit our website at www.canyonresources.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, the benefits and value of the Newmont Asset Exchange Agreement to the Company, including, reducing asset retirement obligations of the Company, potentially reducing the cost structure of any future operations at the Briggs Mine, and the potential mine development opportunities from the Adelaide and Tuscarora projects and its overall positive impact on the Company, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464